Exhibit 99.1

Media Contact Robin Pence 703 682 6552

Investor Contact Ahmed Pasha 703 682 6451

AES Completes Acquisition of 660 MW Power Plant in the Philippines

Manila, Philippines, April 16, 2008  — The AES Corporation (NYSE:AES) today announced it has completed the $930 million purchase and transfer of assets of the 660 MW (gross) Masinloc coal-fired thermal power plant located in Barangay Bula, Zambales Province, Luzon, Philippines.

“This acquisition is a key component of our strategy to invest in areas where there is a significant need for new capacity and offers AES an excellent entry point into the growing Philippine economy through one of the lowest cost thermal plants in the system,” said Paul Hanrahan, AES President and Chief Executive Officer.  “This is a particularly attractive investment because the existing facility has the infrastructure in place to allow AES to add an additional 600 MW of generation capacity.  As AES has done through similar acquisitions in other parts of the world, we expect to improve the overall efficiency and output of the existing plant, providing more reliable energy to the Philippine market.”

AES and its eight percent minority partner International Finance Corporation (IFC) paid 100 percent of the purchase price upfront to complete the Masinloc transaction in one step.  Including transaction costs and completion of a planned upgrade program to improve environmental and operational performance, the total project cost is estimated at $1,057 million.  The transaction funding included $635 million in secured non-recourse financing comprised of a $240 million, 18-year facility from IFC, a $200 million, 15-year facility from Asian Development Bank, and a $195 million, 10-year facility from a consortium of banks including ING Bank, Security Bank, Bank of Philippine Islands and Rizal Commercial Banking Corporation.  In addition, over $30 million of unsecured working capital facility commitments have been obtained from three local banks.

“The impressive local and international group of commercial and multilateral lenders reflects not only the strong fundamentals of the project but also demonstrates the strength of the project finance market in Asia,” said Mark Woodruff, Executive Vice President and President of AES’s Asia and Middle East region.

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Approximately 60 percent of the electricity generated at the Masinloc plant will be sold to electric distribution companies, cooperatives and special economic zones via power supply contracts of various tenors in place at the plant turnover.  The remaining capacity will be sold through the wholesale power pool or under new contracts.

AES provided the winning bid for the Masinloc facility in a privatization auction conducted by the Power Sector Assets and Liabilities Management Corporation (PSALM).  Originally constructed in 1998, the plant utilizes coal from a variety of sources in the Pacific Rim. Through this acquisition, AES now operates the Philippines’ first privatized thermal plant.

AES has been operating in Asia since 1994.  Today, AES’s businesses in the region include electric utilities and generation facilities in China, India, Jordan, Oman, Pakistan, Qatar and Sri Lanka.  AES has more than 5,000 MW of generation capacity in the region.

About AES

AES is one of the world’s largest global power companies, with 2007 revenues of $13.6 billion. With operations in 28 countries on five continents, AES’s generation and distribution facilities have the capacity to serve 100 million people worldwide. Our 13 regulated utilities amass annual sales of over 78,000 GWh and our 121 generation facilities have the capacity to generate approximately 43,000 megawatts. Our global workforce of 28,000 people is committed to operational excellence and meeting the world’s growing power needs. To learn more about AES, please visit www.aes.com or contact AES media relations at media@aes.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934.  Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance.  Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’s current expectations based on reasonable assumptions.  Forecasted financial information is based on certain material assumptions.  These assumptions include, but are not limited to, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors.  Important factors that could affect actual results are

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discussed in AES’s filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in AES’s 2007 Annual Report on Form 10-K.  Readers are encouraged to read AES’s filings to learn more about the risk factors associated with AES’s business.  AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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